Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC, ANNOUNCES FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS AND GUIDANCE FOR 2012

- 2011 Net Revenues Increased by 25% to a record $264.3 Million –

- 2012 Net Revenues Expected to be in the Range of $283 Million to $305 Million -

MALVERN, PA (February 23, 2012) - Auxilium Pharmaceuticals, Inc. (Nasdaq: AUXL), a specialty biopharmaceutical company, today announced financial results for the fourth quarter and the year ended December 31, 2011. The Company also highlighted important recent commercial, regulatory and clinical development progress and provided financial guidance for 2012.

For the quarter ended December 31, 2011, Auxilium reported record net revenues of $73.3 million compared to net revenues of $61.8 million in the fourth quarter of 2010, an increase of 19%. For the full year 2011, net revenues totaled $264.3 million compared to net revenues of $211.4 million for the full year 2010, an increase of 25%.

For the quarter ended December 31, 2011, Auxilium reported a net loss of $(11.9) million, or $(0.25) per share, compared to a net loss of $(16.4) million, or $(0.34) per share, in the fourth quarter of 2010. For the full year 2011, Auxilium’s net loss was $(32.9) million, or $(0.69) per share, compared to a net loss of $(51.2) million, or $(1.08) per share, for the full year 2010.

“In 2011, Auxilium made continued progress toward our vision of becoming a rapidly growing, profitable and sustainable biopharmaceutical company. We achieved record revenues for the company and Testim®, grew U.S. XIAFLEX® use for Dupuytren’s contracture, and supported our EU partner, Pfizer’s, launch of XIAPEX® for Dupuytren’s contracture in nine EU markets,” said Adrian Adams, Chief Executive Officer and President of Auxilium. “In 2012, we will continue to focus on commercial execution and on developing XIAFLEX for the treatment of multiple potential indications with a particular focus on achieving the near-term development milestones for Peyronie’s disease. We will also continue to assess external opportunities that could help sustain long term growth and continue the Company’s path towards profitability.”

Fourth Quarter 2011 and Recent Highlights:

•	Beginning January 1, 2012, new XIAFLEX-specific Current Procedural Terminology (CPT®) codes became available for use in the U.S.

•

In January 2012, Auxilium announced that the first cohort of patients had been dosed in its phase Ib trial of XIAFLEX for the treatment of edematous fibrosclerotic panniculopathy (EFP), commonly known as cellulite. Top-line results are expected in the fourth quarter of 2012.

•

In December 2011, the Company announced that the first patient had been dosed in its open-label phase IIa trial of XIAFLEX for the treatment of adhesive capsulitis of the shoulder, also known as Frozen Shoulder syndrome. Top-line results are expected in the first half of 2013.

•	In December 2011, Auxilium announced that Adrian Adams had been appointed Chief Executive Officer and President of the Company. Mr. Adams has also been appointed to the Company’s Board of Directors.

•

In October 2011, Auxilium announced that the first patient had been enrolled in a XIAFLEX phase IIIb Dupuytren’s contracture multicord study. The study is anticipated to enroll approximately 60 adult patients and top-line results are expected in the second half of 2012.

Fourth Quarter 2011 Financial Details

Total revenues for the three months ended December 31, 2011 were $73.3 million, an increase of 19% over the $61.8 million recorded in the fourth quarter of 2010. This increase in net revenues was primarily due to increases in U.S. sales of XIAFLEX and Testim. See Table 3 attached for further details on revenues.

Gross margin on net revenues was 77% for the quarter ended December 31, 2011 compared to 72% for the comparable period in 2010. This increase in the gross margin rate is primarily due to a non-recurring $3.9 million provision taken in 2010 for short dated XIAFLEX inventory and increased high margin XIAFLEX product sales in 2011, offset by the net negative impact of higher Testim rebates and year-over-year price increases on U.S. Testim revenues.

Research and development spending for the quarter ended December 31, 2011 was $18.7 million, compared to $14.0 million for 2010. This increase in expense results principally from activities related to development of a larger scale XIAFLEX production process, the phase III XIAFLEX clinical trials for Peyronie’s disease, phase IIa trial for Frozen Shoulder syndrome, the phase IV multi-cord trial for Dupuytren’s contracture and planning for new XIAFLEX indications.

Selling, general and administrative costs for the quarter ended December 31, 2011 were $50.1 million, compared to $47.0 million in the comparable 2010 period. This increase was primarily due to charges related to a CEO change.

The net loss for the fourth quarter of 2011 was $(11.9) million, or $(0.25) per share, compared to a net loss of $(16.4) million, or $(0.34) per share, reported for the fourth quarter of 2010. Net loss for the fourth quarter of 2011 includes total stock-based compensation expense of $5.1 million, compared to $6.0 million for the fourth quarter of 2010.

As of December 31, 2011, Auxilium had $154.3 million in cash, cash equivalents and short-term investments, compared to $149.6 million at September 30, 2011 and no debt.

Full Year 2011 Financial Details

Total revenues for the twelve months ended December 31, 2011 were $264.3 million, an increase of 25% over the $211.4 million recorded for the year 2010. This increase in revenues is primarily due to higher U.S. sales of XIAFLEX and Testim and higher contract and royalty revenues related to XIAFLEX. See Table 4 attached for further details on revenues.

Gross margin on net revenues was 79% for the full year 2011, compared to 76% for the full year 2010. This increase in the gross margin rate is primarily due to a non-recurring $3.9 million provision taken in 2010 for short dated XIAFLEX inventory and increased high margin XIAFLEX product sales in 2011, offset by the net negative impact of higher Testim rebates and year-over-year price increases on U.S. Testim revenues.

Research and development costs for the full year 2011 were $61.9 million compared with $48.0 million for the full year 2010. This increase in expense results principally from activities related to the phase III XIAFLEX clinical trials for Peyronie’s disease, phase IIa trial for Frozen Shoulder syndrome, planning for new XIAFLEX indications and costs related to development of a larger scale XIAFLEX production process.

Selling, general and administrative expenses totaled $179.9 million for the year ended December 31, 2011, compared with $164.7 million for the year-ago period. This increase was primarily due to promotional and training activity in support of the launch of XIAFLEX, targeted XIAFLEX DTC spending for Dupuytren’s in the U.S. and charges related to a CEO change.

Auxilium reported a net loss of $(32.9) million, or $(0.69) per share, for the full year 2011, compared to a net loss of $(51.2) million, or $(1.08) per share, for the full year 2010. Net loss for 2011 includes total stock-based compensation expense of $17.3 million, compared to $18.0 million for the full year 2010.

2012 Financial Guidance

For 2012, Auxilium anticipates that global net revenues will be in the range of $283 to $305 million; global Testim net revenues will be in the range of $215 to $225 million; U.S. XIAFLEX net revenues will be in the range of $55 to $65 million; ex-U.S. and deferred revenues for XIAFLEX will be in the range of $13 to $15 million; research and development spending will be in the range of $55 to $65 million; selling, general and administrative expenses will be in the range of $180 to $190 million; and, net loss will be in the range of $5 to $15 million. See Table 5 attached for further details on guidance.

Conference Call

Auxilium will hold a conference call today, February 23, 2012 at 10:00 a.m. ET, to discuss fourth quarter and full year 2011 results, as well as the financial guidance it has provided for 2012. The presentation slides to be used during the call will be available on the “For Investors” section of the Company’s web site under the “Presentations” tab at 10:00 a.m. ET. A question and answer session will follow the presentation. The conference call and the presentation slides will be simultaneously web cast on the “For Investors” section of the Company’s web site under the “Events” tab. The conference call will be archived for future review until May 23, 2012.

Conference call details:
Date:	Thursday, February 23, 2012
Time:	10:00 a.m. ET
Dial-in (U.S.):	866-356-4281
Dial-in (International):	617-597-5395
Web cast:	http://www.auxilium.com
Passcode:	AUXILIUM
To access an audio replay of the call:
Access number (U.S.):	888-286-8010
Access number (International):	617-801-6888
Replay Passcode #:	50696959

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences. Auxilium markets XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a testosterone gel, for the topical treatment of hypogonadism in the U.S. Pfizer has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in Europe and Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan. Ferring International Center S.A. markets Testim in the EU and Paladin Labs Inc. markets Testim in Canada. Auxilium has three projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease, in phase IIa of development for the treatment of Frozen Shoulder syndrome (Adhesive Capsulitis) and is in phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which discuss matters that are not facts, and may include words to indicate their uncertain nature such as “believe,” “expect,” anticipate,” “intend,” “plan,” “could,” “estimate,” “project,” “will,” and “target.” Our forward-looking statements convey management’s expectations, beliefs, plans and objectives regarding future performance of the Company and are based upon preliminary information and management assumptions. No specific assurances can be given with respect to whether we will: become a profitable and sustainable biopharmaceutical company; execute successfully on our commercial plans for Testim and XIAFLEX; develop XIAFLEX for the treatment of multiple potential indications; achieve the results or indicated timing of clinical trials for XIAFLEX for the additional indications; take advantage of external opportunities; or achieve 2012 financial results consistent with the guidance we have provided. While the Company may elect to update the forward-looking statements made in this news release in the future, the Company specifically disclaims any obligation to do so. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration, and those risks discussed in our reports on file with the Securities and Exchange Commission (the “SEC”). Our SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “For Investors - SEC Filings.” There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

AUXILIUM CONTACTS:

James E. Fickenscher

Chief Financial Officer

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Table 1- Condensed Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net revenues	$73.3	$61.8	$264.3	$211.4

Operating expenses*:
Cost of goods sold	16.5	17.2	55.7	49.7
Research and development	18.7	14.0	61.9	48.0
Selling, general and administrative	50.1	47.0	179.9	164.7

Total operating expenses	85.3	78.1	297.5	262.4

Loss from operations	(12.0)	(16.3)	(33.2)	(51.0)
Interest income (expense), net	0.2	(0.1)	0.3	(0.3)

Net loss	(11.9)	(16.4)	$(32.9)	$(51.2)

Basic and diluted net loss per common share	$(0.25)	$(0.34)	$(0.69)	$(1.08)

Weighted average common shares outstanding	48.0	47.7	47.9	47.4

* includes the following amounts of stock-based compensation expense:
Cost of goods sold	$0.0	$0.1	$0.1	$0.2
Research and development	0.8	$1.3	$3.2	$2.7
Selling, general and administrative	4.3	$4.6	$14.0	$15.1

AUXILIUM PHARMACEUTICALS, INC.

Table 2- Selected Consolidated Balance Sheet Data

(In millions)

(Unaudited)

	December 31, 2011	December 31 2010
Cash, cash equivalents and short-term investments	$154.3	$128.2
Total assets	$301.0	$243.9
Total stockholders’ equity	$84.4	$94.4

AUXILIUM PHARMACEUTICALS, INC.

Table 3- Fourth Quarter 2011 Revenue Details

(In millions)

(Unaudited)

	Three Months Ended December 31,		Increase (Decrease)
	2011	2010
Testim
Testim U.S. Revenue	$56.9	$52.1	9%
Testim Ex – U.S. Royalty & Contract Revenue	0.7	1.3	(44%)

Total Testim Revenue	$57.6	$53.4	8%
XIAFLEX
XIAFLEX U.S. Revenue	$13.4	$7.3	83%
XIAFLEX Royalty & Contract Revenue	2.2	1.1	106%

Total XIAFLEX Revenue	$15.7	$8.4	86%

Total Worldwide Revenue	$73.3	$61.8	19%

Contract Revenues represent amortization of previously received upfront and milestone payments.

AUXILIUM PHARMACEUTICALS, INC.

Table 4- Full Year 2011 Revenue Details

(In millions)

(Unaudited)

	Twelve Months Ended December 31,		Increase (Decrease)
	2011	2010
Testim
Testim U.S. Revenue	$205.1	$189.9	8%
Testim Ex – U.S. Royalty & Contract Revenue	2.8	3.1	(7%)

Total Testim Revenue	$207.9	$193.0	8%
XIAFLEX
XIAFLEX U.S. Revenue	$42.2	$14.1	200%
XIAFLEX Revenue Recognition Change	1.8	n/a	n/a
XIAFLEX Royalty & Contract Revenue	12.4	4.3	185%

Total XIAFLEX Revenue	$56.4	$18.4	206%

Total Worldwide Revenue	$264.3	$211.4	25%

Contract Revenues represent amortization of previously received upfront and milestone payments. XIAFLEX revenue recognition change reflects the one-time recognition of previously deferred revenue upon the Company changing its revenue recognition methodology to record sales of XIAFLEX when units are sold to its distributors rather than when those distributors ship to the physician’s office.

AUXILIUM PHARMACEUTICALS, INC.

Table 5- 2012 Financial Guidance

(In millions)

Total Revenues	$283 - 305
Global Testim Revenues	$215 - 225
XIAFLEX:
U.S. Revenues	$55 - 65
Ex U.S. / Def Rev	$13 - 15
Total XIAFLEX	$68 - 80
R & D Expense	$55 - 65
S G & A Expense	$180 - 190
Net Income (Loss)	$(5) - (15) million